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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
W.W. Grainger, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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W.W. GRAINGER, INC.
100 Grainger Parkway, Lake Forest, Illinois 60045-5201
(847) 535-1000

        March 21, 2003

Dear Grainger Shareholder:

        The W.W. Grainger, Inc. 2003 annual meeting of shareholders will be held at our headquarters located at 100 Grainger Parkway, Lake Forest, Illinois (see map overleaf), on Wednesday, April 30, 2003, at 10 a.m. (CDT).

        We will report at the meeting on our operations and other matters of current interest. The Board of Directors and management cordially invite you to attend.

        The formal notice of the annual meeting and the proxy statement follow. Whether or not you plan to attend the meeting, please ensure that your shares are represented by giving us your proxy. You can do so by telephone, by Internet, or by signing and dating the enclosed proxy form and returning it promptly in the envelope provided.

                      Sincerely,

                      /s/ R. L. Keyser

                      Richard L. Keyser
                      Chairman and Chief Executive Officer

YOUR VOTE IS IMPORTANT

Peterson Rd.
137
Buckley Rd.
Milwaukee, Wis.
176
Fairfield Rd.
60/83
Town Line Rd.
St. Mary's Rd.
Bradley Rd.
60
Riverwoods Rd.
I-94
GRAINGER
Everett Rd.
Gilmer Rd.
45
Old McHenry Rd.
Skokie Hwy.
22
Half Day Rd.
Marriott Courtyard
Marriott Lincolnshire
Hawthorne Suite
Deerfield Rd.
12
83
Sanders Rd.
Lake Cook Rd.
Elmhurst Rd.
Milwaukee Ave.
41
Rand Rd.
Palatine Rd.
Palwaukee Airport
Palatine/Willow Rd.
53
Northwest Tollway
I-294
Waukegan Rd.
River/Mannheim Rd.
90
43
21
Chicago-O'Hare Int'l. Airport
12/45
I-190
72
14
100 Grainger Parkway
94
Lake Forest
Vernon Hills
Everett Rd.
Riverwoods Rd.
N

W.W. GRAINGER, INC.
2003 Annual Meeting of Shareholders
Wednesday, April 30, 2003 - 10 A.M. (CDT)

The Grainger Lake Forest Headquarters is located on the South side of Rt. 60 (Town Line Road) 1/4 mile West of Bradley/Riverwoods Road or 1/2 mile East of St. Mary's Road.

W.W. GRAINGER, INC.
100 Grainger Parkway, Lake Forest, Illinois 60045-5201
(847) 535-1000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 30, 2003

        The annual meeting of shareholders of W.W. Grainger, Inc. will be held at its headquarters at 100 Grainger Parkway, Lake Forest, Illinois (see map on previous page), on April 30, 2003, at 10 A.M. (CDT) for the following purposes:

  1.
  To elect eleven directors for the ensuing year;

  2.
  To consider and act upon a proposal to ratify the appointment of Grant Thornton LLP as independent auditors for the year ending December 31, 2003;

  3.
  To consider and act upon a proposal to amend the 2001 Long Term Stock Incentive Plan; and

  4.
  To transact such other business as may properly come before the meeting and any adjournment thereof.

        The Board has fixed the close of business on March 3, 2003 as the record date for the meeting. Shareholders may vote either in person or by proxy.

        By order of the Board of Directors.

                      K. S. Kirsner
                      Corporate Secretary

Lake Forest, Illinois
March 21, 2003

W.W. Grainger, Inc.
100 Grainger Parkway
Lake Forest, Illinois 60045-5201
(847) 535-1000

PROXY STATEMENT

INTRODUCTION

What is the purpose of the proxy statement?

        This proxy statement relates to Grainger's 2003 annual meeting of shareholders to be held on April 30, 2003 and any adjournment of that meeting. It contains information intended to help you make your voting decisions. We are sending the proxy statement to you because Grainger's Board of Directors is soliciting your proxy to vote your shares at the meeting. The mailing of the proxy statement and other proxy soliciting material to you and other shareholders began on or about March 21, 2003.

What matters are scheduled to be presented?

  •
  The election of eleven directors.

  •
  A proposal to ratify the appointment of Grant Thornton LLP as Grainger's independent auditors for the year ending December 31, 2003.

  •
  A proposal to amend the 2001 Long Term Stock Incentive Plan.

Who is entitled to vote?

        Holders of shares of common stock outstanding on Grainger's books at the close of business on March 3, 2003, the record date for the meeting, may vote. There were 91,585,616 shares of common stock outstanding at that time.

How many votes do I have?

        In the election of directors you can cast your votes equally for each nominee. You also have the right to cumulative voting. This means that you have a number of votes in the election equal to the number of shares you own multiplied by the number of directors being elected and can cast those votes as you choose. You may direct that your votes be cast for one nominee or be apportioned among two or more of them.

        In any matter other than the election of directors, each of your shares is entitled to one vote.

What if I don't indicate my voting choices?

        If Grainger receives your proxy in time to permit its use at the meeting, your shares will be voted in accordance with the instructions you indicate. If you have not indicated otherwise, your shares will be voted as recommended by Grainger's Board. More particularly, your shares will be voted FOR the election of the director nominees, FOR the proposal to ratify the appointment of independent auditors, and FOR the proposal to amend the 2001 Long Term Stock Incentive Plan.

How does discretionary voting apply?

        Grainger is not aware of any matter not described in this proxy statement that will be presented for consideration at the meeting. If another matter is properly presented and your proxy does not withhold discretionary authority, your shares will be voted on the matter in accordance with the judgment of the person or persons voting the proxy.

May I revoke my proxy?

        You may revoke your proxy at any time before the voting at the meeting. You can do so in one of the following ways:

  1.
  Deliver to Grainger's Corporate Secretary written notice that you are revoking your proxy; or

  2.
  Give another proxy with a later date (which can be done by telephone, by Internet, or by delivering a signed written proxy); or

  3.
  Vote in person at the meeting.

What does it mean if I receive more than one set of proxy material?

        Receiving multiple sets of proxy material generally means that your shares are registered in different ways or are in more than one account. Please respond to all of the proxy requests to ensure that all your shares are voted.

What constitutes a quorum at the meeting?

        A majority of the shares entitled to vote at the meeting, whether present in person or by proxy, constitutes a quorum. A quorum is necessary for valid action to be taken at the meeting. Your shares will be present by proxy and count towards the quorum if you give us your proxy by telephone, by Internet, or by signing, dating, and returning a proxy form.

Who pays the costs of soliciting proxies?

        Grainger will pay all the costs of soliciting management proxies. Brokerage firms, custodians, nominees, fiduciaries, and other intermediaries are being asked to forward the proxy-soliciting materials to beneficial owners of Grainger common stock and to obtain their authority to give proxies. Grainger will reimburse these intermediaries for their reasonable expenses.

        In addition to mailing proxy-soliciting materials, Grainger's directors, officers, and regular employees may solicit proxies personally, by telephone or by other means. They will not receive additional compensation for these services, other than normal overtime pay, if applicable. Representatives of Grainger's transfer agent may also solicit proxies. Grainger additionally has employed D.F. King & Co., Inc. to help solicit proxies and will pay that firm approximately $6,000 for its services, plus reasonable costs and expenses.

How do I submit a shareholder proposal or nominate a director at the 2004 annual meeting?

        If you wish to have a shareholder proposal included in Grainger's proxy-soliciting material for the 2004 annual meeting of shareholders, please send a notice of intent to submit the proposal at that meeting to Grainger's Corporate Secretary at our headquarters. The notice, including the text of the proposal, must be in writing, signed, and in compliance with the timing and other requirements of proxy rules of the Securities and Exchange Commission (SEC). To be timely, Grainger must receive the notice no later than November 22, 2003.

        Grainger's by-laws require written notice concerning a shareholder submission of a proposal or a shareholder nomination of a person for election as a director at a meeting of shareholders. For the shareholder proposal or nomination to be proper, certain information about the shareholder, and the proposal or nominee (as the case may be) is required. For the submission of a proposal, the notice must be furnished generally not less than 90 days and not more than 120 days before the anniversary date of last year's annual meeting. For a nomination, the notice must be furnished no later than November 22, 2003 in the case of the 2004 annual meeting. A copy of the by-laws may be obtained free of charge on written request to Grainger's Corporate Secretary at our headquarters.

        The Board's Board Affairs and Nominating Committee will consider recommendations of shareholders as to candidates for Board membership in appropriate cases. Any shareholder who would like the Board Affairs and Nominating Committee to consider a candidate for Board membership should send to Grainger's Corporate Secretary at our headquarters a letter of recommendation containing the name and address of the proposing shareholder and the proposed candidate, and setting forth the business, professional, and educational background of the proposed candidate. A written consent of the proposed candidate to serve as a director if elected should also be provided.

ELECTION OF DIRECTORS

        Grainger's directors are elected each year at the annual meeting. Eleven directors will be elected at this year's annual meeting. The directors will serve until the 2004 annual meeting of shareholders or their successors have been elected and qualified.

        Directors are elected by a plurality of the votes cast in the election. Broker non-votes and directions to withhold authority will not count as votes cast in the election.

        Mr. Fred L. Turner plans to retire from the Board effective at the meeting. Mr. Turner, whose service on the Board will have spanned a period of 19 years, will long be remembered for his insight and dedication, as well as his many contributions to Grainger's growth and development.

        If any of the nominees mentioned below should be unavailable for election, a circumstance which is not expected, the person or persons voting your proxy may exercise discretion to vote for a substitute nominee selected by the Board.

        All of the nominees are presently directors and were previously elected by the shareholders. The nominees have provided the following information about themselves, including ages in March 2003. Unless otherwise indicated, each of the nominees has served for at least the past five years in the principal business position currently or most recently held.

Brian P. Anderson, age 52, is Senior Vice President and Chief Financial Officer of Baxter International Inc., a global medical products and services company that focuses on critical therapies for people with life-threatening conditions. Prior to assuming this position in 1998, he served as Baxter's Vice President, Finance, a position assumed in 1997 after serving as Corporate Controller of Baxter. Previously, Mr. Anderson served as Baxter's Vice President, Corporate Audit. He is also a director of the Chicago Botanical Gardens. Mr. Anderson was first elected a director of Grainger in 1999 and is a member of the Audit Committee and the Compensation Committee.

Wesley M. Clark, age 51, is Grainger's President and Chief Operating Officer, a position assumed in 2001 after serving as Group President. Previously, he served Grainger in various capacities, including Senior Vice President, Operations and Quality; Vice President, Field Operations and Quality; and President, Sanitary Supplies and Equipment. Mr. Clark is also a director of the Mexican Fine Arts Center Museum. He joined Grainger in 1992 and became a director in 2001.

Wilbur H. Gantz, age 65, is Chairman and Chief Executive Officer of Ovation Pharmaceuticals, Inc., a specialty pharmaceutical company that focuses on under-promoted and late-stage development products. He assumed this position in 2002. Mr. Gantz previously served as Chairman and Chief Executive Officer of PathoGenesis Corporation and as President of Baxter Interna- tional Inc. He is also a director of Gambro, A.B., The Gillette Company, Harris Bankcorp, Inc., Harris Trust and Savings Bank, and Bankmont Financial Corp. Mr. Gantz was first elected a director of Grainger in 1985 and is Chairman of the Audit Committee.

David W. Grainger, age 75, is the company's Senior Chairman of the Board, a position assumed in 1997 after serving as Chairman of the Board. He was the company's Chief Executive Officer until 1995. Mr. Grainger joined the company in 1952 and was first elected a director in 1953.

Richard L. Keyser, age 60, is Grainger's Chairman of the Board, a position assumed in 1997, and Chief Executive Officer, a position assumed in 1995. Previously he served as Grainger's President and Chief Operating Officer. Mr. Keyser is also a director of Principal Financial Group, Inc. and Rohm and Haas Company. He joined Grainger in 1986 and became a director in 1992.

Frederick A. Krehbiel, age 62, is Co-Chairman, a position assumed in 1999, and a director of Molex Incorporated, a global electronic components company. From 1999 to 2001 he served Molex as Co-Chief Executive Officer. Previously, Mr. Krehbiel served that company as Chairman of the Board and Chief Executive Officer. He is also a director of DeVry Inc., Northern Trust Corporation, and Tellabs, Inc. Mr. Krehbiel was first elected a director of Grainger in 2001 and is a member of the Audit Committee and the Board Affairs and Nominating Committee.

John W. McCarter, Jr., age 65, is President and Chief Executive Officer of The Field Museum of Natural History, a position assumed in 1996. He served as Senior Vice President of Booz, Allen & Hamilton Inc., a management consulting firm, until 1997. Mr. McCarter is also a director of A.M. Castle & Co., Divergence, Inc., Harris Insight Funds, and Janus Funds. He was first elected a director of Grainger in 1990 and is a member of the Board Affairs and Nominating Committee and the Compensation Committee.

Neil S. Novich, age 48, is Chairman, President, and Chief Executive Officer, as well as a director, of Ryerson Tull, Inc., the largest metal distributor and processor in North America. He became Ryerson Tull's Chairman in 1999 and President and Chief Executive Officer in 1996. Previously, Mr. Novich served as Ryerson Tull's President and Chief Operating Officer. He was first elected a director of Grainger in 1999 and is a member of the Board Affairs and Nominating Committee and the Compensation Committee.

James D. Slavik, age 50, is Chairman (formerly President) and a director of Mark IV Capital, Inc., an investment company dealing in real estate and corporate investments. He was first elected a director of Grainger in 1987 and is Chairman of the Board Affairs and Nominating Committee.

Harold B. Smith, age 69, is Chairman of the Executive Committee and a director of Illinois Tool Works Inc., a manufacturer and marketer of engineered components and industrial systems and consumables. He is also a director of Northern Trust Corporation and a trustee of Northwestern Mutual Life Insurance Company. Mr. Smith was first elected a director of Grainger in 1981 and is Chairman of the Compensation Committee.

Janiece S. Webb, age 49, is Senior Vice President of Motorola, Inc., a leading provider of electronic equipment, systems, components, and services, and General Manager of its Advanced Technology Businesses. Prior to assuming this position in 2002, she served Motorola as Senior Vice President and General Manager of its Internet Software and Content Group. Her previous positions at Motorola included Corporate Vice President, General Manager of the Internet Connectivity Solutions Group, and General Manager of the U.S. Markets Division of the Pan American Cellular Subscriber Group. Ms. Webb first became a director of Grainger in 1995 and is a member of the Audit Committee and the Board Affairs and Nominating Committee.

MEETINGS AND COMMITTEES OF THE BOARD

        Five meetings of the Board were held in 2002. In addition, the directors acted once by unanimous consent during the year.

        The Board has three standing committees: Audit, Board Affairs and Nominating, and Compensation. Committee memberships are shown in the following table:

Board Affairs and Nominating
Name	Audit		Compensation

Brian P. Anderson	Member		Member

Wilbur H. Gantz	Chair

Frederick A. Krehbiel	Member	Member

John W. McCarter, Jr.		Member	Member

Neil S. Novich		Member	Member

James D. Slavik		Chair

Harold B. Smith			Chair

Fred L. Turner		Member	Member

Janiece S. Webb	Member	Member

        The Audit Committee, which met six times in 2002, makes recommendations to the Board concerning the annual appointment of the independent auditors, reviews the annual audit plan, reviews the results of the annual audit with the independent auditors, reviews the adequacy of internal controls with both the independent auditors and the internal auditors, and generally assists the Board in its oversight of Grainger's financial reporting practices. It also has oversight responsibilities for various aspects of certain employee benefit plans.

        The Board Affairs and Nominating Committee, which met three times in 2002, makes recommendations regarding the make-up of the Board committees, periodically reviews senior management organization and corporate governance matters, and makes initial assessments regarding major issues or proposals. It also makes recommendations to the Board as to Board size, criteria for Board membership, and prospective nominees.

        The Compensation Committee, which met three times in 2002, oversees Grainger's activities in the area of compensation and benefits (generally with regard to all employees and specifically with regard to officers) and reviews and makes recommendations concerning compensation-related matters to be submitted to the Board and/or shareholders for approval. The Compensation Committee also acts as the administration committee under various stock and incentive plans.

        A non-management director of Grainger is an alternate member of each Board committee of which the director has not been specifically appointed a member. An alternate committee member may serve for all purposes at a committee meeting in place of a specifically appointed member who is absent.

DIRECTOR COMPENSATION

        The directors who are not employees of Grainger or any Grainger subsidiary ("non-employee directors") each receive a retainer fee for serving on the Board of $35,000 per annum. This retainer fee is paid in the form of an annual award under the Director Stock Plan of unrestricted shares of Grainger common stock. The number of shares is equal to the retainer fee divided by the fair market value of a share of Grainger common stock at the time of award, rounded up to the next 10-share increment.

        Non-employee directors also receive (i) an attendance fee of $1,000 for each Board and Board committee meeting attended and (ii) a retainer fee for serving as chair of any Board committee at the rate of $4,000 per annum. The non-employee directors may elect to receive their Board and Board committee meeting attendance fees and/or their Board chair retainer fees in the form of stock units under the Director Stock Plan. These stock units, each of which is intended to be the economic equivalent of a share of Grainger common stock, are settled in cash after termination of service as a director or upon a "change in control" of Grainger. In addition, Grainger reimburses travel expenses relating to service as a director.

        Non-employee directors additionally receive an annual stock option award under the Director Stock Plan to purchase shares of Grainger common stock. The number of shares covered by each option is equal to $90,000 divided by the fair market value of a share of Grainger common stock at the time of award, rounded up to the next 10-share increment. The per-share option exercise price is 100% of that value. The options are fully exercisable upon award and have a 10-year term. Upon death, disability, or retirement, the options remain exercisable for six years, but in no case beyond the original option term. If Board service terminates under any other circumstance, the options may be exercised only during the first 90 days following the termination.

        The three directors who are employees of Grainger or any Grainger subsidiary do not receive any retainer fees for Board or Board committee service, Board or Board committee meeting attendance fees, or stock options or stock units under the Director Stock Plan.

        Stock ownership guidelines applicable to non-employee directors were established in 1998. These guidelines provide that within five years after election, a director must own Grainger common stock and common stock equivalents having a value of at least five times the annual retainer fee for serving on the Board. Unless a director complies with the guidelines, he or she is ineligible to receive awards of stock options under the Director Stock Plan. All directors subject to the guidelines are in compliance with them.

        On February 28, 2002, Grainger and Mountain Capital Corporation, a Nevada corporation ("MCC"), consummated a transaction whereby MCC sold to Grainger substantially all of the assets of MCC, consisting of 4,801,600 shares of Grainger common stock and cash. In exchange, Grainger transferred to MCC 4,695,725 shares of Grainger common stock. The number of shares transferred by Grainger to MCC reflects a 1.5% discount from the number of shares received by Grainger from MCC. It also reflects adjustments designed to reimburse Grainger for related expenses incurred by Grainger and the payment by Grainger of certain MCC indebtedness.

        At the time of the MCC transaction, Mr. James D. Slavik, a Grainger director and nominee for election, was the president and a director of MCC. In addition, Mr. Slavik, Mr. Slavik's children and various other members of the Slavik family owned all of the outstanding shares of common stock of MCC either directly or indirectly, including through certain family trusts of which Mr. Slavik served as trustee. Immediately following the MCC transaction, MCC distributed all of the shares of Grainger common stock received from Grainger to the MCC shareholders in accordance with the terms of a plan of liquidation of MCC.

        Documentation relating to the MCC transaction includes a Purchase Agreement, an Escrow Agreement, and a Share Transfer Restriction Agreement. The Purchase Agreement contains the terms and conditions of the MCC transaction. The Escrow Agreement provides for the pledge by MCC of 10% of the shares received in the MCC transaction, and the pledge by the MCC shareholders of the escrowed shares, as security for the indemnification obligations and liabilities of MCC and the MCC shareholders under the Purchase Agreement. The Share Transfer Restriction Agreement provides for certain restrictions on the transfer of Grainger shares received by the MCC shareholders in connection with the liquidation of MCC and certain other Grainger shares otherwise held by the MCC shareholders and other parties to that agreement. These restrictions include a right of first refusal on certain sales of Grainger shares for a period of ten years.

        The MCC transaction was approved by Grainger's Board based upon the recommendation of its Board Affairs and Nominating Committee. Mr. Slavik was not present at any portion of the meetings of, and did not participate in any of the deliberations of, the Board or the Board Affairs and Nominating Committee relating to the review, consideration or approval of the MCC transaction.

        In the ordinary course of business during 2002, Grainger and its subsidiaries engaged in various types of business transactions with, and with affiliates of, organizations with which Grainger directors are associated in their principal business occupations or otherwise. These transactions are not deemed material to any of the directors. Similar transactions, which are not expected to be material to any of the directors, are likely to occur in the future.

OWNERSHIP OF GRAINGER STOCK

        The table below shows how many shares of Grainger common stock the directors, the nominees, certain executive officers, and all directors and executive officers as a group beneficially owned as of March 3, 2003.

        Beneficial ownership is a term broadly defined by the SEC. In general, a person beneficially owns securities if the person, alone or with another, has voting power (the power to vote) or investment power (the power to sell) over the securities. Being able to acquire that power within 60 days, such as by exercising stock options, also results in beneficial ownership of securities. Unless otherwise indicated in the footnotes following the table, each of the named persons had beneficial ownership of the indicated number of Grainger shares by sole voting and investment power.

Beneficial Owner	Shares	Option Shares Exercisable Within 60 Days(1)	Stock Units(2)	Total	Percentage of Common Stock(3)
David W. Grainger (4), (5) 100 Grainger Parkway Lake Forest, IL 60045	9,663,988	-0-	-0-	9,663,988	10.6%
James D. Slavik (6), (7)	4,272,183	11,640	5,866	4,289,689	4.7%
Brian P. Anderson	2,920	7,980	1,361	12,261	*
Wesley M. Clark (8), (9)	110,000	139,112	15,000	264,112	*
Wilbur H. Gantz	12,320	11,640	10,145	34,105	*
Richard L. Keyser (8), (10)	248,580	310,435	33,595	592,610	*
Frederick A. Krehbiel	6,260	1,650	351	8,261	*
P. Ogden Loux (8), (11)	56,566	113,420	7,500	177,486	*
John W. McCarter, Jr. (12)	11,120	11,640	4,106	26,866	*
Neil S. Novich	3,920	7,980	1,142	13,042	*
James T. Ryan (8)	32,550	42,270	-0-	74,820	*
John W. Slayton, Jr. (8), (13)	51,991	80,210	5,000	137,201	*
Harold B. Smith (14)	43,120	11,640	5,866	60,626	*
Fred L. Turner	10,120	11,640	5,866	27,626	*
Janiece S. Webb (15)	9,882	11,640	4,524	26,046	*
Directors and Executive Officers as a group (8), (16), (17)	14,733,020	955,511	113,822	15,802,353	17.0%

1.
In computing the percentage of shares owned by each person and by the group, these shares were added to the total number of outstanding shares for the separate calculations.
2.
Represents the number of stock units credited to the accounts of non-employee directors under the Director Stock Plan and the number of restricted stock units credited to the accounts of executive officers under the 1990 Long Term Stock Incentive Plan. Each stock unit is intended to be the economic equivalent of a share of Grainger common stock. These units are excluded from the computations of percentages of shares owned.
3.
An asterisk (*) indicates less than 1%.
4.
Mr. Grainger is known to be beneficial owner of more than 5% of Grainger's common stock.
5.
Includes 2,197,196 shares as to which Mr. Grainger has shared voting and investment power.
6.
Includes 2,687,307 shares as to which Mr. Slavik has shared voting and/or investment power.

7.
Excludes 705,046 shares held by certain of Mr. Slavik's family members, as to which shares Mr. Slavik disclaims voting or investment power.
8.
Includes shares of restricted stock as follows: Mr. Clark, 50,000 shares; Mr. Keyser, 100,000 shares; Mr. Loux, 20,000 shares; Mr. Ryan, 24,110 shares; Mr. Slayton, 20,000 shares; and all directors and executive officers as a group, 346,610 shares. These shares are not transferable and are subject to forfeiture during the restricted period.
9.
Includes 60,000 shares as to which Mr. Clark has shared voting and investment power with his wife.
10.
Includes 14,100 shares as to which Mr. Keyser has shared voting and investment power with his wife.
11.
Excludes 400 shares held by Mr. Loux's wife, as to which shares Mr. Loux disclaims voting or investment power.
12.
Includes 11,120 shares as to which Mr. McCarter has shared voting and investment power with his wife.
13.
Includes 24,796 shares as to which Mr. Slayton has shared voting and investment power with his wife.
14.
Includes 32,000 shares as to which Mr. Smith has shared voting and investment power.
15.
Excludes 350 shares held by Ms. Webb's husband, as to which shares Ms. Webb disclaims voting or investment power.
16.
Includes 5,035,519 shares as to which members of the group have shared voting and/or investment power.
17.
Excludes 705,796 shares held by certain family members, as to which shares members of the group disclaim voting or investment power.

        The table below sets forth information concerning beneficial ownership of Grainger's common stock as of December 31, 2002, as reported in Schedules 13G filed with the SEC. Schedule 13G filers generally are institutional investors who acquire beneficial ownership of more than 5% of a public company's voting securities in the ordinary course of business without the purpose of changing or influencing control of the company.

Beneficial Owner	Shares Beneficially Owned*		Percentage of Common Stock
Barclays Global Investors, NA 45 Fremont Street San Francisco, California 94105	6,897,957	**	7.54%
AIM Funds Management Inc. 5140 Yonge Street Suite 900 Toronto, Ontario M2N 6X7	4,686,200	***	5.13%

*
Includes shares beneficially owned by affiliated entities.
**
Includes 6,891,657 shares as to which sole voting and dispositive power is claimed.
***
Sole voting and dispositive power is claimed.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires that Grainger's directors, executive officers, and 10% shareholders file with the SEC reports concerning their ownership, and changes in their ownership, of Grainger equity securities. Based on a review of copies of the reports provided to us during 2002 and representations of those persons, the company believes that these filing requirements were met during the year.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

        The Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities. The Audit Committee is composed solely of independent directors, as defined by New York Stock Exchange listing standards, and acts under a charter that was last amended by the Board on August 1, 2001, and included as Appendix A to the proxy statement for the 2002 Annual Meeting of Shareholders.

        Management is responsible for the company's internal controls and the financial reporting process. Grant Thornton LLP, the company's independent auditors, is responsible for performing an independent audit of the company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

        In performing these responsibilities, the Audit Committee reviewed and discussed the company's audited consolidated financial statements with management and Grant Thornton LLP. The Audit Committee discussed with Grant Thornton LLP matters required to be discussed by the Statement on Auditing Standards No. 61 "Communication with Audit Committees." Grant Thornton LLP also provided to the Audit Committee the letter and written disclosures required by Independence Standards Board Standard No. 1 "Independence Discussions with Audit Committees" and the Audit Committee discussed with Grant Thornton LLP the matter of the firm's independence.

        Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company's Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission.

                      Wilbur H. Gantz (Chairman)
                      Brian P. Anderson
                      Frederick A. Krehbiel
                      Janiece S. Webb

                      Members of the Audit Committee
                      of the Board of Directors

EXECUTIVE COMPENSATION

Summary Compensation Information

        This table provides summary information about compensation paid to or accrued for the named executive officers for services during the years ended December 31, 2002, 2001, and 2000.

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position (at 12/31/2002)	Year	Salary (1)	Bonus (2)	Grainger Restricted Stock Awards (3)(4)	Other Restricted Stock Awards (5)	Stock Options (Shares)	All Other Compensation (6)
Richard L. Keyser Chairman of the Board and Chief Executive Officer	2002 2001 2000	$963,050 832,080 800,040	$617,425 726,406 403,220	-0- $1,040,101 -0-	-0- -0- -0-	175,000 183,100 113,170	$176,234 134,937 97,911
Wesley M. Clark President and Chief Operating Officer	2002 2001 2000	$651,290 556,700 500,040	$327,620 446,231 210,016	-0- $885,400 -0-	-0- -0- $130,000	80,000 78,890 54,200	$113,747 83,678 58,270
P. Ogden Loux Sr. Vice President, Finance and Chief Financial Officer	2002 2001 2000	$411,020 364,020 348,000	$176,409 247,170 130,569	-0- $232,200 -0-	-0- -0- $32,500	45,000 42,800 39,050	$67,370 53,911 40,699
James T. Ryan Exec. Vice President, Marketing, Sales and Service	2002 2001 2000	$355,040 277,940 250,980	$121,289 92,422 50,422	-0- $65,326 95,625	-0- -0- $48,750	30,000 50,000 20,000	$45,124 35,727 27,673
John W. Slayton, Jr. Sr. Vice President, Supply Chain Management	2002 2001 2000	$336,275 290,040 277,200	$102,381 111,665 103,202	-0- $154,800 -0-	-0- -0- $48,750	25,000 21,440 20,690	$45,175 42,824 31,140

(1)
Represents fixed annual salary and car allowance.
(2)
Represents amounts paid under annual cash incentive programs.
(3)
Represents values on the dates of award of restricted shares of Grainger common stock. Restricted shares have the same rights, including dividend and voting rights, as other shares of Grainger common stock. As of December 31, 2002, Messrs. Keyser, Clark, Loux, Ryan, and Slayton held 100,000, 50,000, 20,000, 24,110, and 20,000 restricted shares, having then-current market values of $5,155,000, $2,577,500, $1,031,000, $1,242,871, and $1,031,000, respectively. Scheduled vesting of the restricted shares ranges from 2003 to 2008, in all cases assuming continued employment with Grainger. Acceleration of vesting of all restricted shares will occur in the event of the holder's death or disability or a "change in control" of Grainger.

(4)
Included with respect to 2001 are 33,595, 15,000, 7,500, 2,110, and 5,000 restricted shares of Grainger common stock awarded to Messrs. Keyser, Clark, Loux, Ryan, and Slayton, respectively, pursuant to the Executive Stock Purchase Program. Under the Program the named individuals respectively purchased on March 26, 2001 from Grainger 134,380, 60,000, 30,000, 8,440, and 20,000 unrestricted shares of Grainger common stock at their then-current market value and received a 25% match in restricted shares. The restricted shares are scheduled to vest on March 26, 2003, assuming continued employment with Grainger and continued holding of the unrestricted shares. In 2002, Messrs. Keyser, Clark, Loux, and Slayton converted the restricted shares into a like number of restricted stock units, which are subject to the same vesting provisions as the restricted shares from which they were converted. The restricted stock units are to be settled, at various times after vesting, by the delivery of unrestricted shares of Grainger common stock on a 1-for-1 basis. As of December 31, 2002, Messrs. Keyser, Clark, Loux, and Slayton held 33,595, 15,000, 7,500, and 5,000 restricted stock units having values, based on the then-current market value of Grainger common stock, of $1,731,822, $773,250, $386,625, and $257,750, respectively.
(5)
Represents values on the date of award of restricted shares of Works.com, Inc. capital stock, of which 20,000, 5,000, 7,500, and 7,500 shares were awarded to Messrs. Clark, Loux, Ryan, and Slayton, respectively. The Works.com, Inc. capital stock was initially acquired by Grainger in connection with the combination of Grainger's OrderZone business with Works.com, Inc. In 2001, the restricted Works.com shares were surrendered without consideration and ceased to be outstanding.
(6)
Represents amounts accrued under Grainger's non-contributory profit sharing plan, in which most Grainger employees participate, and the related supplemental profit sharing plan.

Stock Option Grants

        This table contains information about grants of stock options during the year ended December 31, 2002 to the named executive officers.

Name	Options Granted (Shares)	Percentage of Total Options Granted to Employees in 2002	Exercise or Base Price (Per Share) (1)	Earliest Exercise Date (2)	Expiration Date	Grant Date Present Value (3)
Richard L. Keyser	175,000	8.47%	$54.61	4/24/2005	4/23/2012	$2,595,250
Wesley M. Clark	80,000	3.87%	54.61	4/24/2005	4/23/2012	1,186,400
P. Ogden Loux	45,000	2.18%	54.61	4/24/2005	4/23/2012	667,350
James T. Ryan	30,000	1.45%	54.61	4/24/2005	4/23/2012	444,900
John W. Slayton, Jr.	25,000	1.21%	54.61	4/24/2005	4/23/2012	370,750

(1)
The option exercise price equals the closing price of Grainger common stock reported for the business day before the grant.
(2)
All options were granted under the 2001 Long Term Stock Incentive Plan on April 24, 2002 and are scheduled to become fully exercisable three years following that date. The Plan provides for acceleration of exercisability of all outstanding options in the event of a "change in control" of Grainger.

(3)
The amounts shown are based on the Black-Scholes option-pricing model. Material assumptions incorporated into this model in estimating the value of the options are consistent with those required by Statement of Financial Accounting Standards No. 123 (Accounting for Stock-Based Compensation) and include the following:

a.
Exercise prices based on 100% of the fair market values of the shares on the dates of grant.

b.
Expected term of 7 years.

c.
Interest rate of 5.04%.

d.
Volatility of 20.13%.

e.
Dividend yield of 1.77%.

  The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

Stock Option Exercises and Holdings

        This table contains information about stock options exercised by the named executive officers during 2002 and the number of shares of Grainger common stock covered by, and the values of, outstanding stock options held by them at December 31, 2002.

			Number of Securities Underlying Unexercised Options at 12/31/2002 (3)		Value of Unexercised In-the-Money Options at 12/31/2002 (3)
Name	Shares Acquired on Exercise (1)	Value Realized (2)	Exercisable	Unexercisable	Exercisable	Unexercisable
Richard L. Keyser	79,540	$1,895,391	206,370	465,200	$1,675,439	$3,448,529
Wesley M. Clark	10,200	269,718	89,285	210,175	710,044	1,527,808
P. Ogden Loux	14,020	339,879	77,520	124,750	710,272	903,511
James T. Ryan	19,540	419,667	34,030	93,240	221,469	811,310
John W. Slayton, Jr.	14,840	368,632	61,140	66,050	714,509	461,939

(1)
The figures shown are the numbers of shares covered by the exercised stock options.

(2)
The amounts shown are the differences between the per-share stock option exercise prices and fair market values of Grainger common stock on the dates of exercise, multiplied by the number of shares covered by the exercised stock options.

(3)
The exercisability of unexercisable stock options is accelerated upon the optionee's death, disability or retirement, or upon a "change in control" of Grainger. The dollar amounts shown are the differences between the per-share stock option exercise prices and the closing price of Grainger common stock on December 31, 2002 of $51.55 per share, as reported in the Composite Tape for New York Stock Exchange listed stocks, multiplied by the number of shares covered by the unexercised stock options.

Other Benefits

        The Executive Deferred Compensation Plan permitted participants selected by a committee of management to elect a salary reduction of between 5% and 15% (or more with special agreement) for up to four years. Under the related Plan Agreement, a participant is entitled to 180 monthly payments, commencing at age 65, in an annual amount that is based upon the amount of the salary reduction, the additional amount allocated by Grainger, and the number of years from deferment to normal retirement age. Reduced or increased payments are provided if the participant begins receiving payments before or after age 65, respectively. If Grainger reduces Plan benefits or terminates the Plan, or if there is a "change in control" of Grainger, various benefits are provided to the participant, ranging from a return of the amount of salary deferral plus interest to a lump-sum benefit equal to the present value of a projected payment stream. If a participant dies before retirement or before having received the full amount of the benefits, the balance will be paid to the participant's designated beneficiary. Although payment deferrals have not been permitted for several years, Mr. Keyser and certain other key executives had elected to defer salary payments under the Plan for prior years. If Mr. Keyser commences receiving payments under the Plan at age 65, his monthly payments would be $10,509.

        A committee of Grainger management determines participation in Grainger's Executive Death Benefit Plan. The beneficiary of a participant who dies while employed by Grainger is generally entitled to 120 monthly payments of 50% of the participant's monthly compensation, calculated on the basis of salary and target bonus under the applicable cash incentive program. An after-tax, lump-sum benefit approximating the participant's annual salary and annual target bonus under the applicable cash incentive program is payable to a participant's designated beneficiary upon death after retirement. Prior to retirement, however, a participant may elect to receive a reduced payment following retirement on a pre-death basis. In the event of a "change in control" of Grainger, the Plan assumes retirement on that date if the participant is then eligible for retirement (with the participant being credited with an additional three years of age and service for this purpose). The Plan then provides for a lump-sum payment of the present value of the post-retirement benefit on the basis of the participant's death at age 80. All of the named executive officers and certain other key executives participate in the Plan.

        Grainger has purchased and owns life insurance contracts to reduce its exposure relating to the Executive Deferred Compensation Plan and the Executive Death Benefit Plan.

        All of the named executive officers and certain other key executives have entered into Change In Control Employment Agreements with Grainger. Under each Agreement, the executive is entitled to certain benefits if, within a two-year period following a "change in control" of Grainger, (a) the executive's employment is terminated other than for "cause," (b) the executive terminates employment for "good reason," or (c) in the case of Mr. Keyser and certain of the other named executive officers, the executive terminates employment for any reason within the 30-day period following the one-year anniversary of the "change in control." Benefits include a lump-sum payment generally equal to a multiple of the sum of (i) the executive's annual salary, (ii) the higher of the executive's target annual bonus or the average of the executive's last three annual bonuses, and (iii) in connection with Grainger's non-contributory profit sharing plans, a percentage of annual salary and bonus equal to the greater of (x) the highest percentage of covered compensation contributed by Grainger under the plans for any of the last three fiscal years or (y) 15%. In the case of Mr. Keyser and certain of the other named executive officers, the multiple is three. In the case of most of the other key executives, the multiple is two. Benefits additionally include continuation of health and dental benefits for a number of years equal to the applicable multiple. Each Agreement further provides that the executive is to be made whole on an after-tax basis with respect to excise tax due as a consequence of payments (whether or not under the Agreement) being classified as "parachute payments" under Section 280(g) of the Internal Revenue Code of 1986, as amended. In certain cases the lump-sum payment upon termination is limited under the Agreement to an amount below which this excise tax would be due.

        U.S. employees who have not entered into Change In Control Employment Agreements with Grainger are generally covered by a Change In Control Severance Policy. Under the Policy employees whose employment with Grainger is terminated other than for "cause" or who resign under certain circumstances within two years following a "change in control" of Grainger are entitled to certain benefits. These benefits are severance pay and continuation of health and dental benefits in amounts and for durations that are based upon years of service, pay, and other factors.

EQUITY COMPENSATION PLANS

        This table contains information as of December 31, 2002 about Grainger's equity compensation plans, consisting of the 1990 Long Term Stock Incentive Plan, the 2001 Long Term Stock Incentive Plan, and the Director Stock Plan. All of these plans have been approved by Grainger's shareholders.

	Number of common shares to be issued upon exercise of outstanding options warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of common shares available for future issuance under equity compensation plans (excluding common shares reflected in the first column)
Equity compensation plans approved by shareholders	9,464,838	$44.44	2,161,563	(1)
Equity compensation plans not approved by shareholders	-0-	N/A	-0-
Total	9,464,838	$44.44	2,161,563

(1)
Included are 663,313, 1,129,620, and 368,630 shares that may be issued under the 1990 Long Term Stock Incentive Plan, the 2001 Long Term Stock Incentive Plan, and the Director Stock Plan, respectively, in connection with awards of stock options, stock appreciation rights, phantom stock, stock units, shares of common stock, and restricted shares of common stock. No more than 600,000 shares, however, may be issued under the 2001 Long Term Stock Incentive Plan by reason of awards of shares of common stock or restricted shares of common stock.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD

        This report of the Compensation Committee of the Board (the "Committee") discusses the company's compensation policy and programs for the Chairman and Chief Executive Officer and others who served as executive officers during the year.

        The Committee, all members of which are non-employee directors, administers the company's executive compensation programs, reviews and approves Corporate goals relevant to compensation, evaluates performance, and recommends to the Board the compensation for all executive officers. In this connection, the Committee considers information and data supplied by management and by an independent compensation and benefits consultant.

Executive Compensation Policy

        The company's executive compensation program is designed to enable the attraction and retention of qualified executives and to provide appropriate incentives, including equity based awards, for achieving the company's business goals. The overall program includes variable pay components which link total executive compensation to performance and to the creation of shareholder value over the long term.

        For purposes of the company's total compensation objective, executive officer compensation consists of base salary, cash incentive compensation, stock options, restricted stock, and other benefits. When company performance is at target, the company's objective is to pay executive officers at median compared with its competition. This means the company intends total compensation to be at least at the size-adjusted median of total compensation paid to executive officers by a representative group of other companies that are considered to be comparative competitors for executive talent. All elements of recurring compensation are valued to determine the company's relative position against these comparator companies.

        The compensation comparator group used is representative of the types of major companies with whom the company has historically competed for executive talent, and this "competitive market" for executive talent is distinct from industry or sector performance considerations. Therefore, companies used for compensation comparison purposes are not the same as those in the industry indices used in the stock price performance graph to compare total shareholder return.

Base Salaries

        The Committee reviews base salaries annually. Adjustments to base salaries are determined based on an evaluation of individual performance, the competitive market, executive experience, and internal equity issues. After evaluating the competitive market a merit increase for all employees consistent with market rates was approved by the Committee for 2002. Salary adjustments for executive officers that were unrelated to promotions generally were consistent with these salary objectives.

Cash Incentives

        Executive officers and other key managers participate in the Management Incentive Plan (MIP), which provides for cash incentives based on the results of financial measures. For 2002, the MIP was structured to provide an appropriate balance between short-term and long-term results and to align the interests of management with shareholders by providing incentive payments that correspond with long-term improvements in shareholder value. For 2002, the financial measures were return on invested capital and year-over-year growth in revenue. These measures were chosen as they balance revenue growth with profitability, expense management, and asset management.

        Target incentive awards under the MIP and similar programs are based on a review of competitive market practice and range from 10% to 100% of base salary. Actual MIP payments are a product of target incentive awards and the actual results achieved under the financial measures. Executive officers in charge of distinct business units participated in the company MIP with respect to a portion of their total incentive opportunity. With respect to the majority of their MIP award, they participated in cash incentive programs based on the performance of their respective business units.

        Results for 2002 were above target on return on invested capital, but were below target for year-over-year growth in sales. These results translated to an actual incentive multiple that caused the 2002 incentive awards to be lower than the target incentive awards.

        The Chairman and Chief Executive Officer and President and Chief Operating Officer participated in a separate plan providing for bonuses limited to an incentive fund determined by reference to the company's reported net earnings. Bonuses under this plan were calculated for the year on the same basis as MIP incentives for most other executive officers.

Stock Options

        The annual stock option program is considered an important means of aligning the financial interests of executive officers and other key employees to the longer-term financial interests of the shareholders. Recipients are required to sign an agreement containing non-disclosure, non-competition, and non-solicitation provisions. The number of shares covered by options awarded at each level in the organization under the program is designed to provide an economic value that is competitive with awards made by other companies to their employees in comparable jobs. In April 2002, 630 employees received options covering 1.9 million shares through this program. This number includes 0.55 million shares represented by options awarded to 12 executive officers.

        The company also periodically issues options to its employees under the broad-based stock option program. Under this program, employees who do not participate in another option program are awarded options covering 100 shares upon reaching five-year service-level milestones. In February 2003, 1,660 employees received options covering 166,000 shares under this program. Although the general option terms are similar to those of the annual option awards, these options are not subject to the separate non-disclosure, non-competition, and non-solicitation provisions of the annual awards.

        In all cases, stock options are awarded at an exercise price equal to the closing price of the company's common stock reported for the business day before the grant.

Restricted Stock

        Effective in November 1996, the company granted restricted stock (generally subject to forfeiture if employment terminates before the end of the restriction) to executive and other officers of the company, in each case subject to the execution of a confidentiality and non-competition agreement with the company. Similar or supplemental grants were made to executives who were promoted or who assumed eligible officer positions since the original award date. The objectives of the grants and related confidentiality and non-competition agreements are to align more closely the interests of executives with those of shareholders, to protect proprietary company information, to preserve the company's competitive advantages, to provide a strong executive retention incentive, and to provide for executive continuity.

        On March 26, 2001, a group of executive officers and other key managers bought 787,020 treasury shares from the company at the then-current market price. Cash proceeds from the sale, which amounted to $24.4 million, were used by the company to repurchase shares of the company's stock on the open market. Executives who met a threshold purchase requirement of one times their annual base salary received a 25% matching grant of restricted stock that will vest if they remain with the company and hold their purchased shares for a minimum of two years. The grant totaled 192,275 shares.

        Most executives financed their purchases through bank loans that were guaranteed by the company. Vesting restrictions imposed by the company end on March 26, 2003 and individual loans become due on April 16, 2003. In compliance with new statutory requirements, the company will not continue this program.

Stock Ownership Guidelines

        In 1996, the company established stock ownership guidelines for its officers. Ownership of company stock creates alignment between executives and shareholders and encourages them to act to increase shareholder value. The Chairman and Chief Executive Officer is required to achieve stock ownership of at least five times annualized base salary. The President and Chief Operating Officer is required to achieve stock ownership of at least four times annualized base salary. Other U.S. officers are required to achieve stock ownership of at least three times or two times annualized base salary. These ownership guidelines must be met within three years of being named an officer. Officers who fail to achieve these ownership levels will not be eligible to receive any stock-based awards until they achieve their required ownership level. As of the date of this report, all officers subject to the guidelines are in compliance with them. The company believes the guidelines are important in aligning the interests of the executive officers of the company and the shareholders.

Executive Death Benefits

        The death benefit component of the executive compensation programs consists of the Executive Death Benefit Plan, which is discussed elsewhere in this proxy statement.

Other Benefits

        Most other benefits, including profit sharing and various welfare benefits, provided to executive officers are comparable to those provided to the majority of salaried and hourly company employees.

Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to a public company for compensation over $1 million per fiscal year paid to the company's chief executive officer and its four other most highly compensated executive officers serving at the end of that year. Not subject to the deductibility limit, however, is compensation that qualifies as "performance-based" compensation. A company objective is to maximize the deductibility of compensation under Section 162(m) to the extent doing so is reasonable and consistent with company strategies and goals. Awards under the cash incentive plan in which the Chairman and Chief Executive Officer and President and Chief Operating Officer participate and gains on exercises of stock options awarded under the 1990 and 2001 Long Term Stock Incentive Plans are considered to be "performance-based" compensation not subject to the Section 162(m) deductibility limit.

Harold B. Smith, Chairman Brian P. Anderson John W. McCarter, Jr. Neil S. Novich Fred L. Turner
Members of the Compensation Committee of the Board of Directors

COMPANY PERFORMANCE

        This stock price performance graph compares the cumulative total return on an investment in Grainger common stock with the cumulative total return of an investment in each of the S&P 500 Stock Index and the Dow Jones Industrial Services Index. It covers the period commencing December 31, 1997 and ending December 31, 2002. The graph assumes that the value for the investment in Grainger common stock and in each index was $100 on December 31, 1997 and that all dividends were reinvested.

PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

        As recommended by the Audit Committee, the Board has appointed Grant Thornton LLP as Grainger's independent auditors for the year ending December 31, 2003. This appointment will be submitted for ratification at the meeting. Representatives of Grant Thornton LLP are expected to be present at the meeting to respond to appropriate questions of shareholders and to make any desired statements.

        During 2002, Grant Thornton LLP earned the following fees for the categories of services indicated:

Audit Fees	$556,550
Financial Information Systems Design and Implementation Fees	$-0-
All Other Fees	$207,597

        All Other Fees consist of the following:

Benefit Plan Audits and Special Reports	$97,000
Tax services—compliance	43,125
Accounting Consultations and Research	60,972
Other	6,500

$207,597

        The Audit Committee has determined that the provision of the services relating to All Other Fees described above is compatible with maintaining the independence of Grant Thornton LLP.

        The Board recommends a vote FOR the proposal to ratify the appointment of independent auditors.

        Approval of the proposal requires the affirmative votes of a majority of the shares of Grainger common stock represented in person or by proxy at the meeting. Broker non-votes and abstentions will have the same effect as votes against the proposal. In the event the proposal is not approved, the Board will consider the negative vote as a mandate to appoint other independent auditors for the next year.

PROPOSAL TO AMEND THE 2001 LONG TERM STOCK INCENTIVE PLAN

        Grainger's 2001 Long Term Stock Incentive Plan, as amended (the "Plan"), provides for various types of stock-based incentives. The purposes of the Plan are to enable Grainger to attract and retain highly qualified executives and other employees, to advance the interests of Grainger by giving designated employees a stake in Grainger's future growth and success, and to strengthen the alignment of interests between those employees and Grainger shareholders.

        As of December 31, 2002, 1,129,620 shares of Grainger common stock were available for delivery in connection with future awards under the Plan. Upon recommendation of the Board's Compensation Committee, the Board has adopted, subject to shareholder approval, an amendment to the Plan to increase from 6,000,000 to 7,180,000 the number of shares of Grainger common stock that may be delivered under the Plan.

        As of December 31, 2002, 663,313 shares of Grainger common stock were available for delivery in connection with future awards under Grainger's 1990 Long Term Stock Incentive Plan, as amended, which is generally similar to the Plan. The 1990 Long Term Stock Incentive Plan will continue to be used for future awards of stock-based incentives, as long as shares of Grainger common stock remain available under it.

Summary Description of the Plan

        The following summary of the principal features of the Plan is subject to and qualified in its entirety by the full text of the Plan. A copy of the Plan, as amended (including the amendment increasing the number of shares of Grainger common stock that may be delivered under the Plan), is attached to this proxy statement as Appendix A.

        Number of Shares Available.    As amended, the Plan provides for the delivery of up to 7,180,000 shares of Grainger common stock in connection with awards. The awards ("Awards") may be stock options ("Options"), stock appreciation rights ("SARs"), shares of restricted stock ("Restricted Stock"), shares of Phantom Stock ("Phantom Stock"), shares of common stock ("Shares of Stock"), other stock-based awards ("Other Stock-Based Awards"), and other benefits ("Other Benefits"). The number of Shares of Stock and shares of Restricted Stock so delivered, however, may not exceed 600,000. In addition, the number of shares of Grainger common stock with respect to which Options or SARs may be granted to any one person may not exceed 600,000 in any calendar year.

        Administration.    The Plan is administered by a committee of the Board of Directors (the "Committee"), consisting solely of non-employee directors. The Committee may delegate certain of its duties pursuant to the conditions and limitations it may establish. Subject to the provisions of the Plan, the Committee has sole and complete authority to determine (i) the individuals to whom Awards are granted ("Participants"), (ii) the types and amounts of Awards to be granted, (iii) the timing of grants, and (iv) the terms, conditions and provisions of the Awards, which may include, among others, the assumption of non-competition, non-solicitation, and confidentiality obligations by Participants, the performance of a minimum period of service by Participants, and the achievement of specified performance criteria or goals. Each Award shall be evidenced by a certificate, notice or agreement setting forth the particulars of the Award ("Agreement").

        The Committee also has final and binding authority to interpret and construe the Plan and all Agreements, to determine the content and form of all Agreements, and generally to determine all questions relating to Awards. If the Committee does not exist or cannot function for any reason, the Board may take any action that could be taken by the Committee.

        Participants.    All executive and other employees of Grainger and its subsidiaries are eligible to be selected to participate in the Plan. A "Subsidiary" is any corporation, partnership, joint venture, limited liability company, or other entity in which Grainger or any successor to Grainger directly or indirectly owns securities representing a majority of the aggregate voting power or profits interest. The selection of Participants from eligible persons is within the discretion of the Committee.

Types of Awards

        The Plan provides that the Committee may grant Awards of various types. A description of each of the types of Awards follows.

        Options.    Options are not "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended. Options shall be exercisable at such times and be subject to such other terms, conditions, and provisions as the Committee may impose. No Option, however, may be exercisable more than ten years after the date on which it is granted. In addition, the per-share exercise price of an Option may not be less than 100% of the closing price of a share of Grainger common stock on the New York Stock Exchange, or any other national stock exchange on which Grainger common stock is traded, on the last preceding trading day on which Grainger common stock was traded ("Fair Market Value"). The per-share exercise price must be paid in full at the time of exercise. Unless the Committee determines otherwise, the exercise price may be paid (i) in cash, (ii) in shares of Grainger common stock already owned by the Participant, valued at the shares' Fair Market Value, (iii) through participation in a "cashless exercise" procedure involving a broker, or (iv) a combination of the foregoing.

        SARs.    SARs may be exercised at such times and be subject to such other terms, conditions, and provisions as the Committee may impose. SARs that are granted in tandem with an Option may only be exercised upon the surrender of the right to purchase an equivalent number of shares of Grainger common stock under the related Option and may be exercised only with respect to the shares of Grainger common stock for which the related Option is then exercisable. The Committee may limit the time of exercise of an SAR to specified periods, and may establish a maximum amount per share that will be payable upon exercise of an SAR. An SAR shall entitle the Participant to surrender any then exercisable portion of the SAR and, if applicable, the related Option. In exchange, the Participant would receive an amount equal to the product of (i) the excess of the Fair Market Value of a share of Grainger common stock on the date of surrender over the Fair Market Value of a share of Grainger common stock on the date the SAR was issued, or, if the SAR is related to an Option, the per-share exercise price of the Option and (ii) the number of shares of Grainger common stock subject to the SAR, and, if applicable, the related Option which is surrendered. Subject to the discretion of the Committee, payment of an SAR may be made (i) in cash, (ii) in shares of Grainger common stock, or (iii) in a combination of the two.

        Restricted Stock.    Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise transferred until the time, or until the satisfaction of such other terms, conditions, and provisions, as the Committee may determine. When the period of restriction on Restricted Stock terminates, the unrestricted shares of Grainger common stock will be delivered. Unless the Committee otherwise determines at the time of grant, Restricted Stock carries with it full voting rights and other rights as a shareholder, including rights to receive dividends and other distributions. If the dividends or other distributions are paid in shares of stock, the shares will be subject to the same forfeiture restrictions and restrictions on transferability as the Restricted Stock with respect to which they were paid.

        Phantom Stock.    Phantom Stock rights cannot be sold, transferred, pledged, assigned, or otherwise transferred until the time, until the satisfaction of such other terms, conditions, and provisions, or otherwise as the Committee may determine. At the end of the restriction period applicable to Phantom Stock rights, payment shall be made in the manner set forth in the applicable Agreement. Holders of Phantom Stock rights will not be deemed shareholders. Unless the Committee otherwise determines at the time of grant, holders of Phantom Stock rights will be entitled to receive cash payments equal to any cash dividends and other distributions paid with respect to a corresponding number of shares of Grainger stock. If the dividends or distributions are paid in shares of Grainger stock, however, the value of those shares will be converted into Phantom Stock rights, which will be subject to the same forfeiture restrictions and restrictions on transferability as apply to the Phantom Stock rights to which they relate. At the time of the grant, the Committee may provide for payment in respect of Phantom Stock rights (i) in cash, (ii) in shares of Grainger common stock, (iii) in a combination of the two, or (iv) in any other manner not inconsistent with the Plan.

        Shares of Stock.    Shares of Stock may be granted in such number, upon such terms, and at such times as the Committee may determine.

        Other Stock-Based Awards.    The Committee may also grant Other Stock-Based Awards, including shares of Grainger common stock based on certain conditions, cash payments based on the performance of Grainger common stock, and shares of Grainger common stock in lieu of cash under other Grainger incentive or bonus programs.

        Other Benefits.    The Committee also has the authority to provide types of Awards in addition to those specifically listed utilizing shares of Grainger common stock, cash, or a combination of the two, if the Committee believes that the Awards would further the purposes for which the Plan was established.

        The Committee, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of the other company or otherwise. This can be accomplished by either (i) granting an Award in substitution of the other company's award or (ii) assuming the other company's award as if it had been granted under the Plan if the terms of the assumed award could be applied to an Award granted under the Plan. In either case, the exercise price and the number of shares covered by options will be adjusted pursuant to Section 424(a) of the Internal Revenue Code of 1986, as amended.

Other Features

        Effect of Termination of Employment.    The termination of a Participant's employment will have the following effects on Awards granted to the Participant:

        Retirement, Death or Disability.    Unless otherwise determined by the Committee at the time of grant, if a Participant's employment is terminated due to retirement, death or disability, any Option or SAR granted to the Participant which is then outstanding may be exercised at any time prior to the expiration of the term of the Option or SAR or within six years following the Participant's termination of employment, whichever period is shorter. If the Participant retires, any Restricted Stock, Phantom Stock rights, or other Award then outstanding for which any restriction has not lapsed prior to the effective date of retirement will be forfeited. In the event of the Participant's death or disability, any

Restricted Stock, Phantom Stock rights, or other Award then outstanding will become nonforfeitable and will become transferable or payable as though any restriction had expired.

        Misconduct.    If a Participant's employment terminates by reason of the Participant's misconduct, any outstanding Option or SAR will cease to be exercisable on the date of the Participant's termination of employment and any Restricted Stock, Phantom Stock rights, or other Award then outstanding for which any restriction has not lapsed prior to the date of termination of employment will be forfeited.

        Other.    If a Participant's employment terminates for any reason other than retirement, death, disability, or misconduct, any Option or SAR granted to the Participant which is then outstanding and exercisable may, unless otherwise determined by the Committee, be exercised at any time prior to the expiration date of the term of the Option or SAR or within three months following the Participant's termination of employment, whichever period is shorter. Any Restricted Stock, Phantom Stock rights, or other Award then outstanding for which any restriction has not lapsed prior to the date of termination of employment will be forfeited.

        Re-usage and Adjustments.    If shares of Grainger common stock otherwise deliverable in connection with Awards are not delivered by reason of expirations, terminations, surrenders, cancellations, forfeitures, or payments in or retentions of shares of Grainger common stock, those shares shall again be available for Awards. In addition, the Committee shall have the authority to make appropriate adjustments to the maximum number of shares of Grainger common stock that could be delivered and to outstanding Awards to reflect stock dividends, stock splits, and similar changes in capitalization.

        Effect of Change in Control.    In the event of a "change in control" of Grainger, as defined, then, unless otherwise provided in the Agreement relating to a particular Award, any outstanding Option or SAR shall become fully exercisable, and any outstanding Restricted Stock, Phantom Stock rights or other Award that was forfeitable shall become nonforfeitable and fully vested, and, to the extent applicable, shall be converted into shares of Grainger common stock.

        Effect of Disposition of Facility or Operating Unit.    If Grainger closes or disposes of a facility or operating unit or sells or otherwise disposes of a Subsidiary, then, with respect to Awards held by Participants employed at the facility, unit, or Subsidiary, the Committee may but need not (i) accelerate the exercisability of the Awards, (ii) remove any restrictions applicable to the Awards, and (iii) extend for up to five years the period during which the Awards may be exercised.

        Transferability.    Unless otherwise determined by the Committee, Awards are not transferable other than by will or the laws of descent and distribution. Unless otherwise determined by the Committee, Participants may also designate beneficiaries to receive the benefits of Awards, if any, upon their death.

        Withholding Tax.    Grainger may withhold cash or shares of Grainger common stock in payment of any taxes required to be withheld by reason of Awards. Unless otherwise determined by the Committee, a Participant may direct Grainger to retain shares of Grainger common stock otherwise deliverable to the Participant in satisfaction of withholding tax obligations resulting from the Award.

Federal Income Tax Consequences

        Grainger believes that under existing federal income tax laws, the grant of Options, SARs, Restricted Stock, and Phantom Stock generally will create no tax consequences for a Participant or

Grainger. A Participant must generally recognize ordinary income (i) equal to the difference between the exercise price and the Fair Market Value of the shares of Grainger common stock received on the date of exercise of an Option, (ii) equal to the cash received or the Fair Market Value of the shares of Grainger common stock received on the date of exercise of an SAR, (iii) equal to the Fair Market Value of Restricted Stock at the time the restrictions expire, and (iv) equal to the cash or the Fair Market Value of the shares of Grainger common stock received pursuant to an exercise of Phantom Stock rights. If a Participant makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, however, a Participant will be taxed on the Fair Market Value of Restricted Stock at the time of grant. Grainger will generally be entitled to deductions to the extent that Participants recognize ordinary income upon the exercise of Options or SARs or upon the distribution or vesting of Restricted Stock or Phantom Stock. The Plan has been designed so that the ordinary income recognized by Participants upon the exercise of Options or SARs would be "performance-based" compensation and, accordingly, not be subject to the limit on deductibility imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended. Special tax rules and elections apply under certain circumstances which may affect the timing and measurement of income recognized in connection with Awards.

Amendment and Termination

        Grainger's Board of Directors may amend or terminate the Plan at any time. No amendment without shareholder approval, however, may increase the number of shares of Grainger common stock deliverable, decrease the minimum per-share Option or SAR price, or permit employees of Grainger or a Subsidiary to serve on the Committee. No amendment or termination may impair the rights of a Participant with respect to Awards granted before the date of amendment or termination without the consent of the Participant.

        The Board recommends a vote FOR the proposal to amend the 2001 Long Term Stock Incentive Plan.

        Approval of the proposal requires the affirmative votes of a majority of the shares of Grainger common stock represented in person or by proxy at the meeting. Broker non-votes and abstentions will have the same effect as votes against the proposal.

Appendix A

W.W. GRAINGER, INC.

2001 LONG TERM STOCK INCENTIVE PLAN

Section 1.    Objective.

        The objective of the 2001 Long Term Stock Incentive Plan (the "Plan") is to attract and retain highly qualified executives and other employees, to advance the interests of the Company by giving Employees a stake in the Company's future growth and success, and to strengthen the alignment of interests between Employees and the Company's shareholders through the ownership of shares of the Company's Common Stock.

Section 2.    Definitions.

        2.1.    General Definitions.    The following words and phrases, when used herein, shall have the following meanings:

  (a)
  "Act"—The Securities Exchange Act of 1934, as amended.

  (b)
  "Award"—The grant of any Option, Stock Appreciation Right, Share of Restricted Stock, Share of Phantom Stock, Share of Stock, Other Stock-Based Award, or any combination thereof.

  (c)
  "Board"—The Board of Directors of the Company.

  (d)
  "Change in Control"—Any one or more of the following events:

  (i)
  approval by the shareholders of the Company of:

  (A)
  any merger, reorganization or consolidation of the Company or any Subsidiary with or into any corporation or other Person if Persons who were the beneficial owners (as such term is used in Rule 13d-3 under the Act) of Common Stock and securities of the Company entitled to vote generally in the election of directors ("Voting Securities") immediately before such merger, reorganization or consolidation are not, immediately thereafter, the beneficial owners, directly or indirectly, of at least 60% of the then-outstanding common shares and the combined voting power of the then-outstanding Voting Securities ("Voting Power") of the corporation or other Person surviving or resulting from such merger, reorganization or consolidation (or the parent corporation thereof) in substantially the same respective proportions as their beneficial ownership, immediately before the consummation of such merger, reorganization or consolidation, of the then-outstanding Common Stock and Voting Power of the Company;

  (B)
  the sale or other disposition of all or substantially all of the consolidated assets of the Company, other than a sale or other disposition by the Company of all or substantially all of its consolidated assets to an entity of which at least 60% of the common shares and the Voting Power outstanding immediately after such sale or other disposition are then beneficially owned (as such term is used in Rule 13d-3 under the Act) by shareholders of the Company in substantially the same respective proportions as their beneficial ownership of Common Stock and Voting Power of the Company immediately before the consummation of such sale or other disposition; or

      (C)
      a liquidation or dissolution of the Company;

    provided, however, that if the consummation of an event described in this paragraph (i) (a "Transaction") is subject to an Other Party Approval Requirement (as defined below), the approval of such Transaction by the shareholders of the Company shall not be deemed a Change in Control until the first date on which such Other Party Approval Requirement has been satisfied. For this purpose, "Other Party Approval Requirement" means a requirement expressly set forth in a Transaction Agreement (as defined below) between the Company and another Person to the effect that such Person shall obtain the approval of one or more elements of the Transaction by the stockholders, members, partners, or other holders of equity interests of such Person (or of a parent of such Person) prior to the consummation of such Transaction in order to comply with the mandatory provisions of (x) the law of the jurisdiction of the incorporation or organization of such Person (or its parent) or (y) the articles of incorporation or other charter or organizational documents of such Person (or its parent) that are applicable to such Transaction. For this purpose, "Transaction Agreement" means a written agreement that sets forth the terms and conditions of the Transaction;

    (ii)
    the following individuals cease for any reason to constitute a majority of the directors of the Company then serving: individuals who, on the Effective Date, constitute the Board and any subsequently appointed or elected director of the Company (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including a consent solicitation, relating to the election or removal of one or more directors of the Company) whose appointment or election by the Board or nomination for election by the Company's shareholders was approved or recommended by a vote of at least two-thirds of the Company's directors then in office whose appointment, election or nomination for election was previously so approved or recommended or who were directors on the Effective Date; or

    (iii)
    the acquisition or holding by any person, entity or "group" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Act, other than by any Exempt Person (as such term is defined below), the Company, any Subsidiary, any employee benefit plan of the Company or a Subsidiary) of beneficial ownership (within the meaning of Rule 13d-3 under the Act) of 20% or more of either the Company's then-outstanding Common Stock or Voting Power; provided that:

    (A)
    no such person, entity or group shall be deemed to own beneficially any securities held by the Company or a Subsidiary or any employee benefit plan (or any related trust) of the Company or a Subsidiary;

    (B)
    no Change in Control shall be deemed to have occurred solely by reason of any such acquisition if both (x) after giving effect to such acquisition, such person, entity or group has beneficial ownership of less than 30% of the then-outstanding Common Stock and Voting Power of the Company and (y) prior to such acquisition, at least two-thirds of the directors described in (and not excluded from) paragraph (ii) of this definition vote to adopt a resolution of the Board to the specific effect that such acquisition shall not be deemed a Change in Control; and

      (C)
      no Change in Control shall be deemed to have occurred solely by reason of any such acquisition or holding in connection with any merger, reorganization or consolidation of the Company or any Subsidiary which is not a Change in Control within the meaning of paragraph (i)(A) above.

    Notwithstanding the occurrence of any of the events specified in paragraphs (i), (ii) or (iii) of this definition, no Change in Control shall occur with respect to any Participant if (x) the event which otherwise would be a Change in Control (or the transaction which resulted in such event) was initiated by such Participant, or was discussed by him with any third party, without the approval of the Board with respect to such Participant's initiation or discussion, as applicable, or (y) such Participant is, by written agreement, a participant on his own behalf in a transaction in which the persons (or their affiliates) with whom such Participant has the written agreement cause the Change in Control to occur and, pursuant to the written agreement, such Participant has an equity interest (or a right to acquire such equity interest) in the resulting entity.

  (e)
  "Code"—The Internal Revenue Code of 1986, as amended, including the regulations thereunder, as amended from time to time.

  (f)
  "Committee"—The Compensation Committee of the Board or such other Committee of the Board appointed by the Board to administer the Plan. No Employee may serve as a member of the Committee. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

  (g)
  "Common Stock"—The shares of common stock of the Company, and any shares into which such shares are converted, changed or reclassified.

  (h)
  "Company"—W.W. Grainger, Inc., an Illinois corporation.

  (i)
  "Disability" or "Disabled"—A Participant's inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted for a continuous period of not less than twelve (12) months.

  (j)
  "Effective Date"—The date the Plan is approved by the Company's shareholders.

  (k)
  "Employee"—Any person designated as an employee of the Company or a Subsidiary on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by the Company or a Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company or a Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as, a common-law employee of the Company or a Subsidiary during such period.

  (l)
  "Exempt Person"—Any one or more of the following:

  (i)
  any descendant of W.W. Grainger (deceased) or any spouse, widow or widower of any such descendant (any such descendants, spouses, widows and widowers collectively defined as the "Grainger Family Members");

    (ii)
    any descendant of E.O. Slavik (deceased) or any spouse, widow or widower of any such descendant (any such descendants, spouses, widows and widowers collectively defined as the "Slavik Family Members" and with the Grainger Family Members collectively defined as the "Family Members");

    (iii)
    any trust which is in existence on the Effective Date and which has been established by one or more Grainger Family Members, any estate of a Grainger Family Member who died on or before the Effective Date, and The Grainger Foundation (such trusts, estates and named entity collectively defined as the "Grainger Family Entities");

    (iv)
    any trust which is in existence on the Effective Date and which has been established by one or more Slavik Family Members, any estate of a Slavik Family Member who died on or before the Effective Date, Mark IV Capital, Inc., and Mountain Capital Corporation (such trusts, estates and named entities collectively defined as the "Slavik Family Entities" and with the Grainger Family Entities collectively defined as the "Existing Family Entities");

    (v)
    any estate of a Family Member who dies after the Effective Date or any trust established after the Effective Date by one or more Family Members or Existing Family Entities; provided that one or more Family Members, Existing Family Entities or charitable organizations which qualify as exempt organizations under Section 501(c) of the Code ("Charitable Organizations"), collectively, are the beneficiaries of at least 50% of the actuarially determined beneficial interests in such estate or trust;

    (vi)
    any Charitable Organization which is established by one or more Family Members or Existing Family Entities (a "Family Charitable Organization");

    (vii)
    any corporation of which a majority of the voting power and a majority of the equity interest is held, directly or indirectly, by or for the benefit of one or more Family Members, Existing Family Entities, estates or trusts described in clause (v) above, or Family Charitable Organizations; or

    (viii)
    any partnership or other entity or arrangement of which a majority of the voting interest and a majority of the economic interest is held, directly or indirectly, by or for the benefit of one or more Family Members, Existing Family Entities, estates or trusts described in clause (v) above, or Family Charitable Organizations.

  (m)
  "Fair Market Value"—The closing price of a share of Common Stock as reported in the Composite Tape for New York Stock Exchange listed stocks or any other national stock exchange or national market system on which the Common Stock is then traded, on the last day on which a trade occurred preceding the relevant date, or as otherwise determined by the Committee.

  (n)
  "Option"—The right to purchase a specified number of shares of Common Stock at a stated price for a specified period of time. For purposes of the Plan, the option is a non-qualified stock option.

  (o)
  "Other Stock-Based Award"—An award under Section 10 that is valued in whole or in part by reference to, or is otherwise based on, the Common Stock.

  (p)
  "Participant"—Any Employee designated by the Committee to participate in the Plan.

  (q)
  "Person"—Any individual, corporation, partnership, limited liability company, sole proprietorship, trust or other entity.

  (r)
  "Period of Restriction"—The period during which Shares of Restricted Stock or Phantom Stock rights are subject to forfeiture or restrictions on transfer pursuant to Section 8 of the Plan.

  (s)
  "Phantom Stock"—A right to receive payment from the Company in cash, stock, or any combination thereof, in an amount determined by the Fair Market Value of the Common Stock.

  (t)
  "Restricted Stock"—Shares granted to a Participant which are subject to restrictions on transferability pursuant to Section 8 of the Plan.

  (u)
  "Shares"—Shares of Common Stock.

  (v)
  "Stock"—An Award of Shares granted under Section 9 of the Plan.

  (w)
  "Stock Appreciation Right" or "SAR"—The right to receive a payment from the Company in cash, Common Stock, or any combination thereof, equal to the excess of the Fair Market Value of a share of Common Stock on the date of exercise over a specified price fixed by the Committee, but subject to such maximum amounts as the Committee may impose.

  (x)
  "Subsidiary"—Any corporation, partnership, joint venture, limited liability company, or other entity in which the Company or any successor to the Company directly or indirectly owns securities representing a majority of the aggregate voting power or profits interest.

        2.2.    Other Definitions.    In addition to the above definitions, certain words and phrases used in the Plan or any certificate, notice or agreement evidencing an Award may be defined elsewhere in the Plan or in such certificate, notice or agreement.

Section 3.    Shares Subject to the Plan.

        3.1.    Number of Shares Available for Awards.    Subject to the provisions of Section 3.3, the number of Shares deliverable under the Plan may not exceed 7,180,000 Shares, provided, however, that the number of Shares of Stock and Shares of Restricted Stock delivered under the Plan other than with respect to grants of Options or SARs may not exceed 600,000 shares. Notwithstanding the foregoing, the total number of Shares with respect to which Options or Stock Appreciation Rights may be granted to any Participant shall not exceed 600,000 Shares (proportionately adjusted pursuant to Section 3.3) in any calendar year.

        3.2    Re-usage.    If an Option or SAR expires or is terminated, surrendered, or canceled without having been fully exercised, if Restricted Stock is forfeited or cancelled, if Phantom Stock is forfeited or cancelled, if Shares otherwise deliverable upon (i) exercise of Options, (ii) exercise of SARs, (iii) vesting of Restricted Stock, or (iv) settlement of Phantom Stock, are not delivered by reason of payments of the Option exercise price pursuant to Section 6.5(b) hereunder or withholdings of Shares in satisfaction of tax obligations under Section 15.4 hereunder, or if any other grant results in any Shares not being delivered, the Shares covered by such Option, SAR, grant of Restricted Stock, grant of Phantom Stock or other grant, as the case may be, shall again be available for Awards under the Plan.

        3.3    Adjustments.    Subject to Section 5.3, in the event of any change in the outstanding Common Stock by reason of a stock split, stock dividend, combination, reclassification or exchange of

Shares, recapitalization, merger, consolidation or other similar event, the number of SARs and the number of Shares available for Options, grants of Restricted Stock, grants of Phantom Stock, and Other Stock-Based Awards and the number of Shares subject to outstanding Options, SARs, grants of Restricted Stock, grants of Phantom Stock, and Other Stock-Based Awards, and the price thereof, and the Fair Market Value, as applicable, shall be appropriately adjusted by the Committee in its sole discretion and any such adjustment shall be binding and conclusive on all parties. Any fractional Shares resulting from any such adjustment shall be disregarded.

Section 4.    Eligibility and Participation.

        The Committee may grant an Award only to an Employee who is actively employed by the Company or any Subsidiary on the date the Award is made. The granting of Awards under the terms of this Plan is made at the discretion of the Committee and does not entitle a Participant to receive future Awards. The adoption of this Plan shall not be deemed to give any Employee any right to be granted an Award, except to the extent as may be determined by the Committee.

Section 5.    Administration.

        5.1.    Committee.    The Plan and all Awards granted pursuant hereto shall be administered by the Committee, which has sole and absolute discretion with respect to all decisions and determinations pertaining thereto. The members of the Committee shall be appointed by and shall serve at the pleasure of the Board, which may from time to time change the Committee's membership.

        5.2.    Authority.    The Committee shall have the sole and complete authority to:

  (a)
  determine the individuals to whom Awards are granted, the type and amounts of awards to be granted and the time of all such grants;

  (b)
  determine the terms, conditions and provisions of, and restrictions relating to, each Award granted;

  (c)
  interpret and construe the Plan and all Awards and any certificates, notices or agreements relating thereto;

  (d)
  prescribe, amend and rescind rules, guidelines and regulations relating to the Plan;

  (e)
  determine the content and form of all certificates, notices and agreements relating to Awards;

  (f)
  determine all questions relating to Awards under the Plan;

  (g)
  maintain accounts, records and ledgers relating to Awards;

  (h)
  maintain records concerning its decisions and proceedings;

  (i)
  employ agents, attorneys, accountants or other persons for such purposes as the Committee considers necessary or desirable; and

  (j)
  do and perform all acts which it may deem necessary or appropriate for the administration of the Plan and to carry out the objectives of the Plan.

        5.3.    Additional Terms.    The Committee may: (i) modify or restrict exercise procedures and any other Plan procedures; (ii) establish local country plans as subplans to this Plan, each of which may be attached as an Appendix hereto and to the extent that the Committee determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside the United States under such a subplan, the Committee will have the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside the United States; (iii) take any action, before or after an Award is made, which it deems advisable to obtain or comply with any necessary local government regulatory exemptions or approvals; provided that the Committee may not take any action hereunder which would violate any securities law or any governing statute; and (iv) in the event of an extraordinary dividend or other distribution, merger, reorganization, consolidation, combination, sale of assets, split up, exchange, or spin off, or other extraordinary corporate transaction, the Committee may, in such manner and to such extent (if any) as it deems appropriate and equitable make provision for a cash payment or for the substitution or exchange of any or all outstanding Awards of the cash, securities or property deliverable to the holder of any or all outstanding Awards based upon the distribution or consideration payable to holders of Common Stock upon or in respect of such event.

        5.4.    Delegation.    The Committee may delegate to appropriate senior officers of the Company, or such other persons or committees as it deems appropriate, its duties under the Plan pursuant to such conditions and limitations as the Committee may establish.

        5.5.    Determinations.    All determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final, binding, and conclusive for all purposes and upon all persons. Neither the Committee nor the Board, nor any member of the Committee or the Board or anyone acting at the direction of the Committee or the Board, shall be liable for any action or determination made hereunder in good faith.

Section 6.    Stock Options.

        6.1.    Type of Option.    It is intended that only non-qualified stock options may be granted by the Committee under this Section 6 of the Plan.

        6.2.    Grant of Option.    An Option may be granted to Participants at such time or times as shall be determined by the Committee. Each Option shall be evidenced by a certificate, notice or agreement that shall specify the exercise price, the duration of the Option, the number of Shares to which the Option applies, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine.

        6.3.    Option Price.    The per-share Option price shall be at least 100% of the Fair Market Value at the time the Option is granted.

        6.4.    Exercise of Options.    Options awarded under the Plan shall be exercisable at such times and shall be subject to such restrictions and conditions, including the performance of a minimum period of service after the grant, as the Committee may impose, which need not be uniform for all Participants; provided, however, that no Option shall be exercisable for more than ten (10) years after the date on which it is granted.

        6.5.    Payment.    The Committee shall determine the procedures governing the exercise of Options, and shall require that the per-share option price be paid in full at the time of exercise. The per-share option price shall be payable in full either: (a) in cash or its equivalent (acceptable cash equivalents shall be determined by the Committee); (b) unless otherwise determined by the Committee, by tendering previously acquired shares of Common Stock having an aggregate Fair Market Value at the time of exercise equal to the total option exercise price (provided that the shares of Common

Stock which are tendered must have been held by the Participant for at least six (6) months prior to their tender); (c) unless otherwise determined by the Committee, pursuant to a "cashless exercise" procedure, as permitted under United States Federal Reserve Board's Regulation T, subject to securities law restrictions; (d) by a combination of (a), (b) and (c); or (e) by any other means which the Committee determines to be consistent with the Plan's purpose and applicable law.

        6.6.    Rights as a Shareholder.    Until the exercise of an Option and the delivery of the Shares in respect thereof, a Participant shall have no rights as a Shareholder with respect to the Shares covered by such Option.

Section 7.    Stock Appreciation Rights.

        7.1.    Grant of Stock Appreciation Rights.    Stock Appreciation Rights may be granted to Participants at such time or times as shall be determined by the Committee and shall be subject to such terms and conditions as the Committee may decide. A grant of an SAR shall be made pursuant to a certificate, notice or agreement containing such provisions not inconsistent with the Plan as the Committee shall approve.

        7.2.    Exercise of SARs.    SARs may be exercised at such times and subject to such conditions, including the performance of a minimum period of service, as the Committee shall impose. SARs that are granted in tandem with an Option may only be exercised upon the surrender of the right to exercise an equivalent number of Shares under the related Option and may be exercised only with respect to the Shares for which the related Option is then exercisable. Notwithstanding any other provision of the Plan, the Committee may impose conditions on the exercise of an SAR, including, without limitation, the right of the Committee to limit the time of exercise to specified periods.

        7.3.    Payment of SAR Amount.    Upon exercise of an SAR, the Participant shall be entitled to receive payment of an amount determined by multiplying:

  (a)
  any increase in the Fair Market Value of a Share at the date of exercise over the Fair Market Value of a Share at the date of grant, by

  (b)
  the number of Shares with respect to which the SAR is exercised;

provided, however, that at the time of grant, the Committee may establish, in its sole discretion, a maximum amount per Share which will be payable upon exercise of an SAR.

        7.4.    Method of Payment.    Subject to the discretion of the Committee, which may be exercised at the time of grant, the time of payment, or any other time, payment of an SAR may be made in cash, Shares or any combination thereof.

Section 8.    Restricted Stock or Phantom Stock.

        8.1.    Grant of Restricted Stock or Phantom Stock.    The Committee may grant Shares of Restricted Stock or Phantom Stock rights to such Participants at such times and in such amounts, and subject to such other terms and conditions not inconsistent with the Plan as it shall determine. Each grant of Restricted Stock or Phantom Stock rights shall be evidenced by a certificate, notice or agreement setting forth the terms of such Award.

        8.2.    Restrictions on Transferability.    Restricted Stock or Phantom Stock rights may not be sold, transferred, pledged, assigned, or otherwise alienated until such time, or until the satisfaction of such conditions as shall be determined by the Committee (including without limitation, the satisfaction of performance goals, the occurrence of such events as shall be determined by the Committee, or pursuant to a determination under Section 15.1). At the end of the Period of Restriction applicable to any Restricted Stock, such Shares will be transferred to the Participant free of all restrictions. At the end of the restriction period applicable to Phantom Stock, payment shall be made in the manner set forth in the applicable award agreement.

        8.3.    Rights as a Shareholder.    Unless otherwise determined by the Committee at the time of grant, Participants holding Restricted Stock granted hereunder may exercise full voting rights and other rights as a Shareholder with respect to those Shares during the Period of Restriction. Holders of Phantom Stock rights shall not be deemed Shareholders and, except to the extent provided in accordance with the Plan, shall have no rights related to any Shares.

        8.4.    Dividends and Other Distributions.    Unless otherwise determined by the Committee at the time of grant, Participants holding Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to those Shares, provided that if any such dividends or distributions are paid in shares of stock, such shares shall be subject to the same forfeiture restrictions and restrictions on transferability as apply to the Restricted Stock with respect to which they were paid. Unless otherwise determined by the Committee at the time of grant, Participants holding shares of Phantom Stock shall be entitled to receive cash payments equal to any cash dividends and other distributions paid with respect to a corresponding number of Shares; provided, however, that if any such dividends or distributions are paid in Shares, the Fair Market Value of such Shares shall be converted into shares of Phantom Stock which shall be subject to the same forfeiture restrictions and restrictions on transferability as apply to the shares of Phantom Stock with respect to which they are paid.

        8.5.    Payment of Phantom Stock Rights.    The Committee may, at the time of grant, provide for other methods of payment in respect of Phantom Stock rights in cash, Shares, partially in cash and partially in Shares, or in any other manner not inconsistent with this Plan.

Section 9.    Awards of Stock.

        Subject to the provisions of the Plan, Shares of Stock may be awarded to Participants in such number, upon such terms, and at such time or times as the Committee shall determine in its discretion. Each grant of Stock may be evidenced by a certificate, notice or agreement setting forth the terms of such Award.

Section 10.    Other Stock-Based Awards and Other Benefits.

        10.1.    Other Stock-Based Awards.    The Committee shall have the right to grant Other Stock-Based Awards which may include, without limitation, the grant of Shares based on certain conditions, the payment of cash based on the performance of the Common Stock, and the payment of Shares in lieu of cash under other Company incentive or bonus programs. Payment under or settlement of any such Awards shall be made in such manner and at such times as the Committee may determine.

        10.2.    Other Benefits.    The Committee shall have the right to provide types of Awards under the Plan in addition to those specifically listed utilizing shares of stock or cash, or a combination thereof, if the Committee believes that such Awards would further the purposes for which the Plan was established. Payment under or settlement of any such Awards shall be made in such manner and at such times as the Committee may determine.

        10.3.    Substitution or Assumption of Awards.    The Committee, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either (a) granting an Award under the Plan in substitution of such other company's award, or (b) assuming such award as if it had been granted under the Plan if the terms of such assumed award could be applied to an Award granted under the Plan. Such substitution or assumption shall be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under the Plan if the other company had applied the rules of the Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award shall remain unchanged, except that the exercise price and the number and nature of Shares issuable upon exercise of any such option will be adjusted pursuant to Section 424(a) of the Code, notwithstanding other provisions of the Plan. In the event the Company elects to grant a new Award rather than assuming an existing option, such new Award may be granted with a similarly adjusted exercise price.

Section 11.    Amendment, Modification, and Termination of Plan.

        Subject to the terms of the Plan, the Board at any time may terminate or suspend the Plan, and from time to time may amend or modify the Plan, except that no amendment or modification by the Board without shareholder approval shall increase the number of Shares available for delivery under the Plan, decrease the minimum per-share Option or SAR price or permit Employees to serve on the Committee. No amendment, modification, or termination of the Plan shall in any manner adversely affect any Award theretofore granted under the Plan to a Participant without the consent of such Participant.

Section 12.    Termination of Employment.

        12.1.    Termination of Employment Due to Retirement.    Unless otherwise determined by the Committee at the time of grant, in the event a Participant's employment terminates by reason of retirement, any Option or SAR granted to such Participant which is then outstanding may be exercised at any time prior to the expiration of the term of the Option or SAR or within six (6) years following the Participant's termination of employment, whichever period is shorter, and any Restricted Stock, Phantom Stock rights, or other Award then outstanding for which any restriction has not lapsed prior to the effective date of retirement shall be forfeited.

        12.2.    Termination of Employment Due to Death or Disability.    Unless otherwise determined by the Committee at the time of grant, in the event a Participant's employment is terminated by reason of death or Disability, any Option or SAR granted to such Participant which is then outstanding may be exercised by the Participant, the Participant's designated beneficiary, the Participant's legal representative or other person entitled thereto, at any time prior to the expiration date of the term of the Option or SAR or within six (6) years following the Participant's termination of employment, whichever period is shorter, and any Restricted Stock, Phantom Stock rights, or other Award then outstanding shall become nonforfeitable and shall become transferable or payable, as the case may be, as though any restriction had expired.

        12.3.    Termination of Employment for Any Other Reason.    Unless otherwise determined by the Committee, whether at the time of grant or thereafter, in the event the employment of the Participant shall terminate for any reason other than misconduct or one described in Section 12.1 or 12.2, any Option or SAR granted to such Participant which is then outstanding may be exercised by the Participant at any time prior to the expiration date of the term of the Option or SAR or within three (3)

months following the Participant's termination of employment, whichever period is shorter; any Restricted Stock, Phantom Stock rights, or other Award then outstanding for which any restriction has not lapsed prior to the date of termination of employment shall be forfeited upon termination of employment. If the employment of a Participant is terminated by the Company or a Subsidiary by reason of the Participant's misconduct, any outstanding Option or SAR shall terminate and cease to be exercisable on the date of the Participant's termination of employment; any Restricted Stock, Phantom Stock rights, or other Award then outstanding for which any restriction has not lapsed prior to the date of termination of employment shall be forfeited upon termination of employment. As used herein, "misconduct" means that the Participant has engaged, or intends to engage, in competition with the Company or a Subsidiary, has induced any customer of the Company or a Subsidiary to breach any contract with the Company or a Subsidiary, has made any unauthorized disclosure of any of the trade secrets or confidential information of the Company or a Subsidiary, has committed an act of embezzlement, fraud, or theft with respect to the property of the Company or a Subsidiary, or has deliberately disregarded the rules of the Company or a Subsidiary in such a manner as to cause any loss, damage, or injury to, or otherwise endanger the property, reputation, or employees of the Company or a Subsidiary. The Committee shall determine whether a Participant's employment is terminated by reason of misconduct.

        12.4.    Accrual of Right at Date of Termination.    The Participant shall have the right to exercise an Option or SAR as indicated in Section 12.3 only to the extent the Participant's right to exercise such Option or SAR had accrued at the date of termination of employment pursuant to the terms of the Award and had not previously been exercised.

Section 13.    Change in Control.

        Except as otherwise provided at the time of grant in the certificate, notice or agreement relating to a particular Award, if a Change in Control occurs, then:

  (i)
  the Participant's Restricted Stock, Phantom Stock, or Other Stock-Based Awards that were forfeitable shall, unless otherwise determined by the Committee, become nonforfeitable and, to the extent applicable, shall be converted into Shares; and

  (ii)
  any unexercised Option or SAR, whether or not exercisable on the date of such Change in Control, shall thereupon be fully exercisable and may be exercised, in whole or in part.

Section 14.    Effect of Disposition of Facility or Operating Unit.

        In the event that the Company or any of its Subsidiaries closes or disposes of the facility at which a Participant is located or the Company or any of its Subsidiaries diminish or eliminate ownership interests in any operating unit of the Company or any of its Subsidiaries so that such operating unit ceases to be majority owned by the Company or any of its Subsidiaries, then, with respect to Awards held by Participants who subsequent to such event will not be employees of the Company or any of its Subsidiaries, the Committee may (i) accelerate the exercisability of Awards to the extent not yet otherwise exercisable or remove any restrictions applicable to any Awards and (ii) extend the period during which Awards will be exercisable to a date subsequent to the date when such Awards would otherwise have expired by reason of the termination of such Participant's employment with the Company or any of its Subsidiaries (but in no event to a date later than the expiration date of the Awards or the fifth anniversary of the transaction in which such facility closes or operating unit ceases). If the Committee takes no special action with respect to any disposition of a facility or an operating unit, then any cessation of employment resulting from such disposition will be treated as an ordinary cessation of employment as described in Section 12.

Section 15.    Miscellaneous Provisions.

        15.1.    Non-transferability of Awards.    Unless otherwise determined by the Committee, whether at the time of grant or thereafter, and except as provided in Sections 12.2 and 15.2, no Award granted under the Plan shall be assignable, transferable, or payable to or exercisable by anyone other than the Participant to whom it was granted.

        15.2.    Beneficiary Designation.    Unless otherwise determined by the Committee, whether at the time of grant or thereafter, each Participant may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in the event of such Participant's death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by such Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant's lifetime.

        15.3.    No Guarantee of Employment or Participation.    Nothing in the Plan shall interfere with or limit in any way the right of the Company or a Subsidiary to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employment of the Company or a Subsidiary. No Employee shall have a right to be selected as a Participant, or, having been so selected, to receive any future Awards.

        15.4.    Tax Withholding.    The Company shall have the authority to withhold, or require a Participant to remit to the Company an amount sufficient to satisfy federal, state, and local withholding tax requirements on any Award under the Plan, and the Company may defer payment of cash or issuance of Shares until such requirements are satisfied. Unless otherwise determined by the Committee, a Participant may elect, subject to such conditions as the Committee may require, to have Shares otherwise deliverable under the Plan withheld by the Company and having a Fair Market Value sufficient to satisfy all or part of such requirements or, if so determined by the Committee, the Participant's estimated total federal, state, and local tax obligation associated with the transaction.

        15.5.    Governing Law.    The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the Code or Act, shall be governed by the law of the State of Illinois and construed in accordance therewith.

        15.6.    Effectiveness of Plan.    The Plan shall become effective upon its approval by the shareholders of the Company; provided, however, that no Award requiring the delivery of Shares shall be exercised or paid out unless at the time of such exercise or payout (i) such Shares are covered by a currently effective registration statement filed under the Securities Act of 1933, as amended, if one is then required, or in the sole opinion of the Company and its counsel such issuance of Shares is otherwise exempt from the registration requirements of such act, and (ii) such Shares are listed on any securities exchange upon which the Common Stock of the Company is listed.

        15.7.    Unfunded Plan.    Insofar as the Plan provides for Awards of cash, Shares, rights or a combination thereof, the Plan shall be unfunded. The Company may maintain bookkeeping accounts with respect to Participants who are entitled to Awards under the Plan, but such accounts shall be used merely for bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by interests in Awards nor shall the Plan be construed as providing for any such segregation. None of the Committee, the Company or Board shall be deemed to be a trustee of any cash, Shares or rights to Awards granted under the Plan. Any liability of the Company to any Participant with respect to an Award or any rights thereunder shall be based solely upon any contractual obligations that may be created by the Plan and any Agreement, and no obligation of the Company under the Plan shall be deemed to be secured by any pledge or other encumbrance on any property of the Company.

        15.8.    Deferrals.    The Committee may permit a Participant to defer such Participant's receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option or SAR, the lapse or waiver of restrictions with respect to Restricted Stock or Phantom Stock, or the satisfaction of any requirements or goals with respect to Other Stock-Based Awards. If any such deferral election is permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals and the manner in which such deferral shall be accomplished.

0945-PS-03

	DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZWWG22

COMMON PROXY	W.W. GRAINGER, INC.	COMMON PROXY
100 Grainger Parkway, Lake Forest, Illinois 60045-5201
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Proxy for Annual Shareholders' Meeting, April 30, 2003

        The undersigned hereby appoints Wesley M. Clark, David W. Grainger, and Richard L. Keyser, and each of them, proxies of the undersigned with full power of substitution to represent the undersigned and to vote all of the shares of the Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of W.W. Grainger, Inc. to be held on April 30, 2003 and at any and all adjournments thereof, with all the powers the undersigned would possess if personally present and voting thereat.

        A majority of said proxies or substitutes who shall be present at the meeting may exercise all powers hereunder. All proxies will be voted as specified. If no specification is made, the proxy will be voted FOR items 1, 2, and 3. If authority is given to vote for the election of directors, this proxy may be voted cumulatively for directors as set forth in the proxy statement.

SEE REVERSE SIDE	CONTINUED, AND TO BE SIGNED AND DATED, ON REVERSE SIDE	SEE REVERSE SIDE

W.W. GRAINGER, INC. C/O EQUISERVE TRUST COMPANY, N.A. P.O. BOX 8694 EDISON, NJ 08818-8694

Voter Control Number

Your vote is important. Please vote immediately.

Vote-by-Internet			Vote-by-Telephone
1.	Log on to the Internet and go to http://www.eproxyvote.com/gww	OR	1.	Call toll-free 1-877-PRX-VOTE (1-877-779-8683)
2.	Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.		2.	Enter your Voter Control Number listed above and follow the easy recorded instructions.

If you vote over the Internet or by telephone, please do not mail your card.

-------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZWWG21
☒	Please mark votes as in this example.
MANAGEMENT RECOMMENDS A VOTE "FOR" ITEMS 1, 2, AND 3.
1. Election of Directors.						FOR	AGAINST	ABSTAIN
Nominees: (01) Brian P. Anderson, (02) Wesley M. Clark, (03) Wilbur H. Gantz, (04) David W. Grainger, (05) Richard L. Keyser, (06) Frederick A. Krehbiel, (07) John W. McCarter, Jr., (08) Neil S. Novich, (09) James D. Slavik, (10) Harold B. Smith, (11) Janiece S. Webb				2.	Proposal to ratify the appointment of Grant Thornton LLP as independent auditors for the year ending December 31, 2003.	☐	☐	☐
FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES	3.	Proposal to amend the 2001 Long Term Stock Incentive Plan.	☐	☐	☐
☐ ______________________________ For all nominees except as noted above				4.	In their discretion upon such other matters as may properly come before the meeting.
				MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT				☐
				MARK HERE IF YOU PLAN TO ATTEND THE MEETING				☐
				Please sign exactly as your name or names appear hereon. Joint owners should each sign personally. If signing in a fiduciary or representative capacity, give full title as such.
Signature:	Date:	Signature:	Date:

QuickLinks

Table of Contents
INTRODUCTION
ELECTION OF DIRECTORS
MEETINGS AND COMMITTEES OF THE BOARD
DIRECTOR COMPENSATION
OWNERSHIP OF GRAINGER STOCK
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
REPORT OF THE AUDIT COMMITTEE OF THE BOARD
EXECUTIVE COMPENSATION
EQUITY COMPENSATION PLANS
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD
COMPANY PERFORMANCE
PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS
PROPOSAL TO AMEND THE 2001 LONG TERM STOCK INCENTIVE PLAN
W.W. GRAINGER, INC. 2001 LONG TERM STOCK INCENTIVE PLAN